THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.
	OFFICER'S ANNUAL COMPLIANCE CERTIFICATE - SERIES 1995-2



The undersigned Vice Presidents of The Prudential Home Mortgage Company, Inc., the servicer (the "Servicer") under the Pooling and Servicing Agreement for the Series 1995-2 Mortgage Pass-Through Certificates (the "Agreement") entered into by and among The Prudential Home Mortgage Securities Company, Inc., the Servicer, and First Trust National Association, the trustee (the "Trustee"), hereby certify to the Trustee that:


		(i) a review of the activities of the
		Servicer during the preceding calendar
		year and of its performance under the
		Agreement has been made under the
		undersigned's supervision, and

		(ii) to the best of the undersigned's
		knowledge, based on such review, the
		Servicer has fulfilled all its obligations under the Agreement throughout such year.


Capitalized terms not defined herein shall have the meaning given to them in the Agreement.



Date:  March 11, 1996


By:     /s/ELAINE STANGL
Name:   Elaine Stangl
Title:  Vice President



By:     /s/KEN PETERS
Name:   Ken Peters
Title:  Vice President